Exhibit 99
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[AGWAY LOGO]                                          Contact: Stephen H. Hoefer
NEWS SERVICE                                           Agway Inc., P.O. Box 4933
                                                        Syracuse, New York 13221
                                                      Phone: Office 315.449.6474
                                                               FAX: 315.449.6281
                                                       E-Mail: shoefer@agway.com

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       AGWAY ANNOUNCES SALE OF AGRONOMY AND SEEDWAY BUSINESSES TO
                                    GROWMARK

SYRACUSE, NY - December 3, 2002 -- Agway Inc. today announced the completion of the sale of its Agronomy and Seedway businesses to GROWMARK, Inc., a Bloomington, IL-based agricultural cooperative. The transaction includes Agway's stock interest in CF Industries, a fertilizer manufacturing cooperative, and Allied Seed LLC. The sale was approved on November 13, 2002 by the U. S. Bankruptcy Court for the Northern District of New York in Utica, NY.

Agway reported that the transaction resulted in proceeds to Agway of $57 million at closing and is valued at up to $80 million. The total transaction value includes an estimated $40 million in notes and outstanding accounts receivable payable to Agway under terms specified in the sale agreement.

As part of the agreement, GROWMARK assumes control of substantially all of Agway's currently operating retail fertilizer facilities, wholesale fertilizer terminals and seed plants. These facilities are predominantly located in Delaware, Maryland, New Jersey, New York, Pennsylvania and Ohio.

"This  transaction  helps Agway  address the complex  financial  issues that our cooperative faces and allows us to realize considerable value for our creditors," said Agway CEO Donald Cardarelli. "We are very pleased that this transaction allows Agway Agronomy and Seedway to become part of the GROWMARK system."

GROWMARK, Inc., is a federated regional cooperative that currently provides agriculture-related products and services to local cooperative members across the Midwest and Ontario, Canada.

Agway, headquartered in DeWitt, NY, is an agricultural cooperative owned by 69,000 Northeast farmer-members. As of June 30, 2002 Agway had a full-time workforce of approximately 3,600, including 460 in Agway Agronomy and 140 in Seedway. On October 1, 2002, Agway Inc. and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Visit the Agway website at www.agway.com.
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